Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and Amendments in effect of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Nortel Networks Limited and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity (deficit) and comprehensive income (loss) and cash flows for the years then ended, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Nortel Networks Limited:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

Our report dated March 2, 2009 contains an explanatory paragraph that states that the Company filed for creditors protection for itself and certain subsidiaries, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

In addition, our report refers to changes in accounting for fair value measurements, pensions and uncertainty in income taxes.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

March 2, 2009